THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES ("STATE ACT"). THE SECURITIES EVIDENCED BY THIS WARRANT MAY NOT BE OFFERED, SOLD OR TRANSFERRED FOR VALUE DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF SUCH REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE ACTS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE ACTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.

May 6, 1998                                                 Warrant to Purchase
                                                 170,000 Shares of Common Stock

                        WARRANT TO PURCHASE COMMON STOCK

         This is to certify that, for value received, NEGF II, L.P., or a proper assignee (in each case, the "Holder"), is entitled to purchase, subject to the provisions of this Warrant to Purchase Common Stock (the "Warrant"), from IgX Corp., a Delaware corporation (the "Company"), at any time prior to May 6, 2003 (the "Expiration Date") at which time this Warrant shall expire and become void, up to one hundred seventy thousand (170,000) shares (the "Warrant Shares") of the Common Stock of the Company (the "Common Stock"), par value $0.001 per share. Except as otherwise provided herein, this Warrant shall be exercisable at $0.01 per share (the "Exercise Price"). The number of shares of Common Stock to be received upon exercise of this Warrant and the Exercise Price shall be adjusted from time to time as set forth in Section 5 below. This Warrant and the Common Stock issuable upon exercise hereof are sometimes referred to collectively as the "Securities." This Warrant is also subject to the following terms and conditions:

     1.   Exercise and Payment; Exchange.

          (a) This Warrant may be exercised in whole or in part (but only in minimum increments of one thousand (1,000) full shares, and not for any fractional interests) at any time after the date hereof and before the Expiration Date, but if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which is not such a day. Exercise shall be by presentation and surrender to the Company at its principal office, or at the office of any transfer agent designated by the Company (the "Transfer Agent"), of (i) this Warrant, (ii) the properly executed Form of Exercise attached hereto as Exhibit "A" and incorporated herein by this reference and (iii) a certified or official bank check for the aggregate Exercise Price for the number of Warrant Shares specified in the Form of Exercise; provided, however, that, at the option of the Holder, the requirement described in this clause (iii) may instead be satisfied by withholding from those Warrant Shares that would otherwise be obtained upon such exercise (the "Total Warrant Shares") a number of Warrant Shares having an aggregate Current Fair Market Value (as defined below) equal to the aggregate Exercise Price that would otherwise have been payable for the Total Warrant Shares. If this Warrant is exercised in part only, the Company or the Transfer

Agent shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remaining number of Warrant Shares purchasable hereunder. Upon receipt by the Company of this Warrant and proper Form of Exercise, accompanied by payment as aforesaid (unless the option described in the foregoing provision is selected by the Holder), the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. If the Holder elects to use the option described in the foregoing provision to exercise this Warrant by withholding a portion of the Total Warrant Shares, this Warrant shall be terminated with respect to the number of Total Warrant Shares withheld.

          (b) This Warrant shall be exercisable for all or any portion of the Warrant Shares upon the reorganization, consolidation or merger of the Company with another corporation after which the Company is not the surviving entity, or a sale or other transfer of all or substantially all of the assets of the Company to another corporation. The Company shall give advance written notice to the Holder of the effective date of any transaction described in the preceding sentence in accordance with Section 6 below, in order to permit the Holder to exercise this Warrant by such date. This Warrant shall be terminated if not exercised by the Holder on or prior to the effective date of any such reorganization, merger, consolidation and/or sale or other transfer of assets.

     2. Reservation of Shares. The Company shall, at all times until the expiration of this Warrant, reserve for issuance and delivery upon exercise of this Warrant a sufficient number of shares of Common Stock for issuance and delivery upon exercise of this Warrant.

     3.   Fractional Interests; Determination of Current Fair Market Value.

          (a) The Company shall not issue any fractional shares or scrip representing fractional shares upon the exercise or exchange of this Warrant. With respect to any fraction of a share resulting from the exercise or exchange hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Fair Market Value per share of Common Stock.

          (b) For the purposes of this Warrant, the "Current Fair Market Value" of each share of Common Stock shall be determined as follows:

              (1) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange, the Current Fair Market Value shall be the average of the last reported sale prices of the Common Stock on such exchange based on the last five (5) Business Days (as defined below) prior to the date of exercise of this Warrant, or, if the Common Stock is not so listed or admitted to unlisted trading privileges on a national securities exchange but is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Current Fair Market Value shall be the average of the last reported sale prices of the Common Stock on NASDAQ based on the last five (5) Business Days prior to the date of exercise of this Warrant.

              (2) If the Common Stock is not so listed or admitted to unlisted trading privileges on a national securities exchange or quoted on NASDAQ, the Current Fair Market Value shall be the average mean of the last closing bid and asked prices reported on the last five (5) Business Days prior to the date of exercise of this Warrant (i) by NASDAQ, or (ii) if reports are unavailable under clause (i) above, by the National Quotation Bureau Incorporated ("NQB").

              (3) If the Common Stock is not so listed or admitted to unlisted trading privileges on a national securities exchange and bid and asked prices are not so reported by NASDAQ or NQB, the Current Fair Market Value shall be an amount per share, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company in good faith. As used herein, "Current Fair Market Value" means, in respect of each share of Common Stock, the fair market value of such share (determined without giving effect to any discount for (i) a minority interest or (ii) any lack of liquidity or the fact that the Company may have no class of registered equity securities) as of the last day of the most recent fiscal month of the Company for which the relevant financial information is reasonably available, as determined (at the sole expense of the Holder) by an independent investment banking firm of nationally recognized standing selected by the Holder and approved by the Company (which approval shall not be unreasonably withheld).

              (4) Notwithstanding the foregoing, if this Warrant is being exercised concurrently with the consummation of an Acquisition Transaction (as defined below), the Current Fair Market Value shall be the price per share being paid pursuant to such Acquisition Transaction. As used herein, "Acquisition Transaction" means any transaction or series of related transactions pursuant to which fifty percent (50%) or more of the Common Stock of the Company is transferred to one or more persons unaffiliated with the Company prior to such transaction(s).

          (c) As used in this Section 3, "Business Day" means any day other than a Saturday or Sunday on which the relevant exchange, system or service is open or available, as the case may be.

     4. No Rights as Stockholder. This Warrant shall not entitle the Holder to any rights as a stockholder of the Company, either at law or in equity. The rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

     5.   Adjustments in Number and Exercise Price of Warrant Shares.

          (a) The number of shares of Common Stock for which this Warrant may be exercised and the Exercise Price therefor shall be subject to adjustments as follows:

              (1) If the Company is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the number of shares of Common Stock for which this Warrant may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Common Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all of the Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

              (2) If the Company declares a dividend on Common Stock payable in Common Stock or securities convertible into Common Stock, the number of shares of Common Stock for which this Warrant may be exercised shall be increased as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend shall equal the aggregate amount so payable immediately before such record date.

              (3) If the Company distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its Common Stock, any evidence of indebtedness or any of its assets (other than cash, Common Stock or securities convertible into Common Stock), the Company shall give written notice of any such distribution to the Holder at least fifteen (15) days prior to the proposed record date in order to permit the Holder to exercise this Warrant with respect to the Warrant Shares on or before the record date. There shall be no adjustment in the number of shares of Common Stock for which this Warrant may be exercised, or in the Exercise Price, by virtue of any such distribution. This Warrant will terminate upon such dissolution, liquidation or winding up.

              (4) If the event as a result of which an adjustment is made under Sections 5(a)(1) or 5(a)(2) above does not occur, then any adjustments in the Exercise Price or number of shares issuable that were made in accordance with such Sections 5(a)(1) or 5(a)(2) shall be adjusted to the Exercise Price and number of shares as were in effect immediately prior to the record date for such event.

          (b) Whenever the number of Warrant Shares or Exercise Price shall be adjusted as required by the provisions of this Section 5, the Company forthwith shall file in the custody of its Secretary or an Assistant Secretary, at its principal office, an officer's certificate showing the adjusted number of Warrant Shares and Exercise Price and setting forth in reasonable detail the circumstances requiring the adjustment. Each such officer's certificate shall be made available at all reasonable times during reasonable hours for inspection by the Holder.

     6. Notices to Holders. So long as this Warrant shall be outstanding (i) if the Company shall pay any dividends or make any distribution upon the Common Stock otherwise than in cash or (ii) if there shall be any reorganization, consolidation or merger of the Company into another corporation in which the Company is not the surviving entity, sale or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in such event, the Company shall cause to be mailed to the Holder, at least fifteen (15) days prior to the relevant date described below (or such shorter period as is reasonably possible if fifteen (15) days is not reasonably possible), a notice containing a description of the proposed action and stating the date or expected date on which a reorganization, consolidation, merger, sale or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event.

     7. Investment Representations. The Holder, by acceptance of this Warrant, represents and warrants to the Company that:

          (a) This Warrant and all shares of Common Stock acquired upon any and all exercises of this Warrant are purchased for the Holder's own account and for investment, and not with a view to resale or distribution of either this Warrant or any shares purchasable upon any exercise hereof. The Holder understands that this Warrant and the underlying shares are subject to certain restrictions against transfer pursuant to federal securities laws.

          (b) The Holder has been regularly apprised of the affairs of the Company through delivery of periodic financial statements and other communications regarding the business and operations of the Company.

          (c) The Holder is an investor in securities of private companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Holder also represents that it has not been organized for the purpose of acquiring the Common Stock of the Company.

          (d) The Holder is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as now in effect.

          (e) The Holder understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold, without registration under the Act, only in certain limited circumstances. In this connection, each Holder represents that it is familiar with SEC Rule 144, as now in effect, and understands the resale limitations imposed thereby and by the Act.

          (f) Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until it has been established to the satisfaction of the Company that such transfer will not violate any applicable federal securities or state securities or blue sky laws and the transferee has agreed in writing for the benefit of the Company to be bound by the applicable provisions of this Section 7, and such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel or other evidence reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Act.

          (g) It is understood that this Warrant and/or the certificates evidencing the Common Stock issuable upon exercise of this Warrant may bear one or all of the legends substantially in the form set forth below, as well as any legend required by applicable state securities laws:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

          (h) If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, the Holder agrees not to exercise its rights pursuant to this Warrant or to effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities (other than securities covered by an effective registration statement) during the ten (10) days prior to and the one hundred eighty (180) day period beginning on the effective date of a registration statement of the Company filed under the Act (or such other longer period as may be required by the underwriter), provided that (i) such agreement shall only apply to the first such registration statement of the Company, including securities to be sold on its behalf to the public in an underwritten offering and (ii) all officers and directors of the Company and all other persons with registration rights shall enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to this Warrant and the securities subject to the foregoing restriction until the end of such period. Notwithstanding the foregoing, the obligations described above shall not apply to a registration relating solely to employee benefit plans on Form S-4 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-14 or Form S-15 or similar forms that may be promulgated in the future.

     8.   Transfer, Exchange, Assignment or Loss of Warrant.

          (a) This Warrant may be transferred, in whole or in part,including transfer to the limited partners of the Holder, subject to the following restrictions. This Warrant and the Warrant Shares or any other securities ("Other Securities") received upon exercise of this Warrant shall be subject to restrictions on transferability until registered under the Act unless an exemption from registration is available. Any transfer of this Warrant or the Warrant Shares shall be subject to full compliance with Section 7 and any purported transfer of this Warrant and/or the Warrant Shares in violation of said Section 7 shall be null and void ab initio. Until the Warrant and the Warrant Shares are registered under the Act, the Holder shall reimburse the Company for its reasonable expenses, including reasonable attorney's fees, incurred in connection with any transfer or assignment, in whole or in part, of this Warrant or any Warrant Shares. The restrictions set forth in this Section 8 shall apply equally to any securities issued or issuable with respect to this Warrant and the Warrant Shares.

          (b) Any transfer permitted hereunder shall be made by surrender of this Warrant to the Company at its principal office or to the Transfer Agent at its offices with a duly executed request to transfer the Warrant, which shall provide adequate information to effect such transfer and shall be accompanied by funds sufficient to pay any transfer taxes applicable. Upon satisfaction of all transfer conditions set forth in Section 8(a) above, the Company or Transfer Agent shall execute and deliver a new Warrant in the name of the transferee named in such transfer request, and this Warrant promptly shall be cancelled.

          (c) Upon receipt by the Company of evidence satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of reasonably satisfactory indemnification and/or bond, or, in the case of mutilation, upon surrender of this Warrant, the Company will execute and deliver, or instruct the Transfer Agent to execute and deliver, a new Warrant of like tenor and date, and any such lost, stolen, destroyed or mutilated Warrant thereupon shall become void.

     9. Impairment. The Company will not, by amendment of its Certificate of Incorporation, as amended, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times, in good faith, take all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

     10. Notices. Notices and other communications to be given to the Holder and/or Company shall be deemed sufficiently given if delivered by hand, or three
(3) business days after mailing if mailed by registered or certified mail, postage prepaid, addressed in the name and at the address of such party appearing below.

If to the Company:   IgX Corp.
                     c/o Henry & Co.
                     4370 La Jolla Village Drive, Suite 400
                     San Diego, California 92122-1251

If to the Holder:    NEGF II, L.P.
                     Attention: John F. Rousseau, Jr.
                     One Boston Place, Suite 2100
                     Boston, Massachusetts 02108

Either party may change the address to which notices shall be given by notice pursuant to this Section 10.

     11. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Company has executed this Warrant to Purchase Common Stock as of the date first written above.

                             IgX CORP.


                             By:/s/ Albert J. Henry
                                ----------------------------------------
                                    Albert J. Henry, Chairman

Void After May 6, 2003                                            Exhibit "A"

                                FORM OF EXERCISE

To:      IgX Corp.

         (1) Pursuant to the terms of the attached Warrant, the undersigned hereby elects to purchase ________________ shares of Common Stock of IgX Corp. (the "Company"), and tenders herewith payment of the Exercise Price of such shares in full.

         (2) Please issue a certificate or certificates representing said shares of Common Stock, in the name of the undersigned or in such other name(s) as is/are specified immediately below or, if necessary, on an attachment hereto:

                Name                                                 Address
                ----                                                 -------







         (3) In the event of partial exercise, please reissue an appropriate Warrant exercisable for the remaining shares.

Date:
     --------------------

                                            -----------------------------------
                                            [Holder]